Exhibit 99.2
UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION
On March 4, 2016, RealPage, Inc. (“RealPage” or the “Company”) completed its previously announced acquisition of NWP Services Corporation, a Delaware corporation (“NWP”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among RealPage, RP Newco XVIII Inc., a newly-formed Delaware corporation and wholly owned subsidiary of RealPage (the “Merger Sub”), NWP and Ronald Reed (the “Shareholder Representative”), as the representative of NWP’s stockholders (the “NWP Stockholders”). Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, Merger Sub merged with and into NWP (the “Merger”), and NWP continued as the surviving corporation of the Merger and a wholly owned subsidiary of RealPage. Pursuant to the Merger Agreement, RealPage agreed to pay approximately $70 million in cash, subject to reduction for outstanding indebtedness and unpaid transaction expenses and subject to the working capital adjustments, in exchange for all outstanding shares of capital stock of NWP. RealPage retained a portion of the purchase price in connection with the Merger as a holdback to serve as security for the benefit of RealPage and its affiliates against the indemnification obligations of NWP’s stockholders. Subject to any indemnification claims made, certain amounts of the holdback will be released to the NWP Stockholders 18 months after closing with the remainder to be released three years after closing.
We have derived the following unaudited combined condensed pro forma financial information by applying pro forma adjustments to the historical consolidated financial statements of RealPage, included in our December 31, 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2016. The December 31, 2015 unaudited combined condensed pro forma statement of income, as adjusted, gives pro forma effect to the acquisition of NWP as if the transaction occurred at the beginning of the year presented. The unaudited combined condensed pro forma balance sheet as of December 31, 2015 gives pro forma effect to this acquisition as if it occurred on December 31, 2015. We collectively refer to the adjustments relating to the acquisition as the “Acquisition Adjustments.” We have described the adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, in the accompanying notes. The unaudited combined condensed pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the acquisitions actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.
The unaudited combined condensed pro forma financial information reflects that we recorded the acquisitions under our business combinations accounting policy. Under this policy, the total preliminary purchase price for NWP was allocated to the preliminary net tangible and intangible assets based upon their preliminary fair values. With the acquisition of NWP, we expect to create the leading resident billing, energy management, and back office services platform in the rental housing industry. These factors contributed to a purchase price in excess of the fair value of the NWP net tangible and intangible assets acquired, and as a result, we have recorded goodwill in connection with this transaction. The preliminary allocation of the purchase price was based upon a preliminary valuation, and the Company’s estimates and assumptions are subject to change within the measurement period. The Company expects the allocation of the purchase price to be final in the first quarter of 2017.
You should read our unaudited combined condensed pro forma financial information and the related notes in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements in our Annual Report on Form 10-K filed with the SEC on February 29, 2016 and related notes and the financial statements and related notes for NWP included as Exhibit 99.1 in this Current Report on Form 8-K/A.

Unaudited Combined Condensed Pro Forma Balance Sheet
December 31, 2015
(in thousands)

			Pro Forma
	RealPage, Inc. (1)	NWP Services Corporation (2)	Acquisition Adjustments		Combined (3)
Assets
Current assets:
Cash and cash equivalents	$30,911	$2,731	$—		$33,642
Restricted cash	85,461	4,966	—		90,427
Accounts receivable, net	74,192	8,915	—		83,107
Prepaid expenses	8,294	613	—		8,907
Other current assets	23,085	2,198	—		25,283
Total current assets	221,943	19,423	—		241,366
Property, equipment, and software, net	82,198	6,468	(3,098)	(4)	85,568
Goodwill	220,097	1,034	35,347		256,478
Identified intangible assets, net	81,280	3,601	12,748	(4)	97,629
Deferred tax assets, net	12,051	—	10,155	(4)	22,206
Other assets	5,632	194	—		5,826
Total assets	$623,201	$30,720	$55,152		$709,073
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$17,448	$2,734	$—		$20,182
Accrued expenses and other current liabilities	28,294	8,003	—		36,297
Current portion of deferred revenue	84,200	340	—		84,540
Current portion of long term debt, net	—	43,984	(43,984)	(5)	—
Customer deposits held in restricted accounts	85,405	4,966	—		90,371
Total current liabilities	215,347	60,027	(43,984)		231,390
Deferred revenue	6,979	—	—		6,979
Revolving Credit Facility	40,000	—	—		40,000
Notes payable, net	—	—	59,127	(5)	59,127
Other long-term liabilities	34,423	698	10,004	(5)	45,125
Total liabilities	296,749	60,725	25,147		382,621
Stockholders' equity:
Convertible preferred stock	—	128,093	(128,093)	(6)	—
Common stock	83	29	(29)	(6)	83
Additional paid-in capital	471,668	—	—		471,668
Treasury stock, at cost	(24,338)	—	—		(24,338)
Accumulated deficit	(120,415)	(158,127)	158,127	(6)	(120,415)
Accumulated other comprehensive loss	(546)	—	—		(546)
Total stockholders’ equity	326,452	(30,005)	30,005		326,452
Total liabilities and stockholders’ equity	$623,201	$30,720	$55,152		$709,073

RealPage, Inc.
Notes to Unaudited Combined Condensed Pro Forma Balance Sheet
December 31, 2015

(1)	Derived from the audited consolidated balance sheet for RealPage, Inc. at December 31, 2015.

(2)	Derived from the audited consolidated balance sheet for NWP at December 31, 2015.

(3)	Our unaudited combined condensed pro forma balance sheet is presented as if the acquisition of NWP had been completed on December 31, 2015.

(4)	Entry to adjust acquired assets and intangibles to fair value at acquisition.

(5)	Entry to adjust debt to retire NWP's current debt obligations and fund the acquisition through RealPage, Inc. debt and holdback of purchase consideration.

(6)	Entry to adjust equity to retire outstanding NWP equity securities.

Purchase price calculation (in thousands):
Cash paid, net of cash acquired	$59,029
Deferred cash obligations, at fair value (a)	10,004
$69,033
(a) Gross deferred cash obligations are reduced by a fair value adjustment of $381.

Unaudited Combined Condensed Pro Forma Statement of Operations
For the Year Ended December 31, 2015
(in thousands, except per share data)

			Pro Forma
	RealPage, Inc. (1)	NWP Services Corporation (2)	Acquisition Adjustments		Combined (3)

Revenue	$468,520	$58,432	$—		$526,952
Cost of revenue	198,613	34,503	3,038	(6)	236,154
Gross profit	269,907	23,929	(3,038)		290,798
Operating expense:
Product development	68,799	3,176	668	(6)	72,643
Sales and marketing	123,108	8,497	1,687	(6)	133,292
General and administrative	68,814	12,481	(5,530)	(4)(6)(7)	75,765
Impairment of identified intangible assets	20,801	—	—		20,801
Total operating expense	281,522	24,154	(3,175)		302,501
Operating loss	(11,615)	(225)	137		(11,703)
Interest expense and other, net	(1,449)	(6,280)	5,310	(5)	(2,419)
Loss before income taxes	(13,064)	(6,505)	5,447		(14,122)
Income tax (benefit) expense	(3,846)	79	(350)	(8)	(4,117)
Net loss	$(9,218)	$(6,584)	$5,797		$(10,005)

Net loss per share attributable to common stockholders
Basic	$(0.12)				$(0.13)
Diluted	$(0.12)				$(0.13)
Weighted average shares used in computing net loss per share attributable to common stockholders
Basic	76,689				76,689
Diluted	76,689				76,689

RealPage, Inc.
Notes to Unaudited Combined Condensed Pro Forma Statement of Operations
For the Year Ended December 31, 2015

(1)	Derived from the audited consolidated statement of operations for RealPage, Inc. for the year ended December 31, 2015.

(2)	Derived from the audited consolidated statement of operations for NWP for the year ended December 31, 2015.

(3)
We have presented our unaudited combined condensed pro forma statement of operations for the year ended December 31, 2015 as if the acquisition of NWP had been completed at the beginning of the period presented.

(4)	Entry to adjust amortization expense based on the fair values and useful lives of the intangible assets established in purchase accounting.

(5)	Entry to eliminate interest expense related to NWP debt retired at acquisition and add interest expense for debt incurred by RealPage, Inc. associated with acquisition funding.

(6)	Entry to present depreciation and amortization consistent with RealPage, Inc. presentation.

(7)	Entry to remove costs related to acquisition transaction.

(8)	Adjustment reflects the combined entity's ability to recognize tax benefit from its net operating losses. NWP was unable to recognize such benefit on a stand alone basis.
Long-lived assets acquired
Significant assets acquired and their related useful lives included the following:

Property, equipment, and software	3 - 5 years
Identifiable intangible assets:
Trade name	3 years
Developed technology	5 years
Customer relationships	10 years
Property, equipment, and software, as well as trade names and developed technology acquired are depreciated or amortized over their estimated useful lives using the straight-line method. Customer relationships are amortized over their estimated useful life proportionately to the expected discounted cash flows derived from the asset. The following table sets forth the estimated amortization of customer relationships acquired from NWP for the next five years ending December 31, in thousands:

2016	$2,945
2017	2,204
2018	1,838
2019	1,535
2020	1,215